FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     Blum                           Bentley                          J.
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     (Last)                          (First)                         (MI)
     c/o Commodore Environmental Services, Inc.
     150 East 58th Street, Suite 3400
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                                    (Street)

     New York,                     New York                      10155
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    Commodore Applied Technologies, Inc. (CXI)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    January 1998                       |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [X]  Director                     [X]  10% Owner

        [ ]  Officer                      [ ]  Other (specify below)
             (give title below)


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 7. Individual or Joint/Group Filing
      X    Form Filed by One Reporting Person
    -----
           Form Filed by More Than One Reporting Person
    -----
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                                                               SEC 1474 (7-96)

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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3) (1)                 |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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Common Stock, par value $.001     |                           |             |           |                |         |
 per share ("Common Stock")       |          1/2/98           |      S      |           |    174,522     |    D    |   $2.39
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Common Stock                      |                           |             |           |                |         |
                                  |          1/15/98          |      S      |           |     82,731     |    D    |   $2.52875
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Common Stock                      |                           |             |           |                |         |
                                  |          1/15/98          |      S      |           |     82,371     |    D    |   $2.52875
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Common Stock                      |                           |             |           |                |         |
                                  |          1/9/98           |      S      |           |    174,292     |    D    |   $2.295
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Common Stock                      |                           |             |           |                |         |
                                  |          1/2/98           |      S      |           |    171,910     |    D    |   $2.3906
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Common Stock                      |                           |             |           |                |         |
                                  |          1/9/98           |      S      |           |     61,002     |    D    |   $2.295
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Common Stock                      |                           |             |           |                |         |
                                  |          1/9/98           |      S      |           |      8,715     |    D    |   $2.295
====================================================================================================================================

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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
                                  |          (2)              |                         |
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Common Stock                      |                           |                         |  By Commodore Environmental
                                  |         11,949,137        |          I              |  Services, Inc. ("COES")
                                  |                           |                         |
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Common Stock                      |                           |                         |  By COES
                                  |         11,949,137        |          I              |
                                  |                           |                         |
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Common Stock                      |                           |                         |  By COES
                                  |         11,949,137        |          I              |
                                  |                           |                         |
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Common Stock                      |                           |                         |  By COES
                                  |         11,949,137        |          I              |
                                  |                           |                         |
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Common Stock                      |                           |                         |  By COES
                                  |         11,949,137        |          I              |
                                  |                           |                         |
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Common Stock                      |                           |                         |  By COES
                                  |         11,949,137        |          I              |
                                  |                           |                         |
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Common Stock                      |                           |                         |  By COES
                                  |         11,949,137        |          I              |
                                  |                           |                         |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)
                                                              SEC 1474 (7-96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

                                                               SEC 1474 (7-96)

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(1) Represents shares of the Issuer's Common Stock sold by the Reporting Person pursuant to the conversion of the Reporting Person's Series D Preferred Stock, which was convertible at a rate ranging from $2.52875 to $2.295 per share into shares of the Issuer's Common Stock held by the Reporting Person.

(2) Represents 11,949,137 shares of Common Stock of Commodore Applied Technologies, Inc. owned by Commodore Environmental Services, Inc. ("Commodore") as of January 30, 1998, based upon Mr. Blum's beneficial ownership of 28,479,737 shares and his spouse's ownership of 2,000,000 shares of common stock of Commodore (the "Commodore Common Stock"), representing together $51.4% of the outstanding shares of Commodore Common Stock as of such date. Does not include 450,400 shares of Commodore Common Stock owned by Mr. Blum's mother and 385,000 shares of Commodore Common Stock owned by Mr. Blum's father. Mr. Blum disclaims any beneficial interest in the shares of Commodore Common Stock owned by his spouse, mother and father.


     By: /s/ Bentley J. Blum                               February 11, 1998
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date
         (Bentley J. Blum)

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                 SEC 1474 (7-96)